Exhibit 99

ATLANTA - BellSouth Corporation (NYSE: BLS) said at an analyst conference in New York Tuesday that it expects the strong fundamentals driving the company's earnings growth in 1998 to continue to have a positive impact on performance in 1999.

"We are executing well across all three of our main strategic areas," said Duane Ackerman, chairman and chief executive officer. "In our core telecommunications business, we anticipate continued strong growth, particularly in data and digital services revenues. Our domestic wireless business is continuing to grow profitably as we add thousands of customers more efficiently from a cost point of view. Our international operations are positioned to contribute an increasing percentage of BellSouth's earnings per share (EPS) growth as we go forward."

Ackerman said BellSouth expects normalized diluted EPS growth for 1999 as a whole to be in the 12-14 percent range.

BellSouth is a $21 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and Internet and data services to nearly 31 million customers in 20 countries worldwide.

NOTE: For more information about BellSouth Corporation, visit the BellSouth Web page at http://www.bellsouth.com/

SAFE HARBOR STATEMENT

Statements that do not address historical performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on a number of assumptions, including but not limited to: (1) continued economic growth and demand for BellSouth's services;
(2) continued monetary, regulatory and political stability where BellSouth conducts its international operations; (3) the reasonable accuracy of BellSouth's expectations of costs and recoveries with respect to access reform, universal service and interconnection; (4) the reasonable accuracy of BellSouth's estimate of regulatory authorization to provide wireline long distance services and the impact of competition in its markets; and (5) satisfactory identification and completion of Year 2000 software and hardware revisions by BellSouth and entities with which it does business. Any developments significantly deviating from these assumptions could cause actual results to differ materially from those forecast or implied in the aforementioned forward-looking statements.